                                                                     Exhibit 2.1

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT is made and entered into this ___ day of July, 1996, by and among NCO FINANCIAL SYSTEMS, INC., a Pennsylvania corporation or its assignee or nominee ("Buyer"); and CRAIG COSTANZO and ANDREW J. BOYUKA, as Trustee of the SUSAN E. COSTANZO Grantor Trust and the CHRISTOPHER A. COSTANZO Grantor Trust (collectively "Sellers") who collectively own all the capital stock of MANAGEMENT ADJUSTMENT BUREAU, INC., a New York corporation ("MAB")

                                   WITNESSETH:

         A. MAB is engaged in the accounts collection business and related businesses (the "Business").

         B. Buyer and Sellers desire to enter into an agreement with each other providing that Sellers will sell, assign, transfer and deliver to Buyer all of the issued and outstanding capital stock of MAB (the "Capital Stock") in exchange for the consideration hereinafter set forth.

         NOW THEREFORE, Buyer and Sellers, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, hereby agree as follows:

         1. Transaction.

                           1.1      Upon payment of the Purchase Price (as
hereinafter defined) and upon satisfaction of the provisions of

Section 10 of this Agreement, on the Closing Date (as hereinafter defined), Sellers shall transfer and deliver the Capital Stock to Buyer. The certificates representing the Capital Stock shall be duly endorsed in blank (or accompanied by appropriate instruments of transfer satisfactory in form and substance to counsel to Buyer) and shall have affixed thereto all applicable security transfer tax stamps (if such are required).

                           1.2      Upon delivery of the Capital Stock in
compliance with the terms and conditions of this Agreement, and upon the satisfaction of the provisions of Section 9 hereof, on the Closing Date, Buyer shall deliver the Purchase Price (as hereinafter defined) to Sellers.

                           1.3      On the Closing Date, MAB shall assign to
Mary Anne Costanzo all of the rights under, and Mary Anne Costanzo shall assume all of the obligations under, the automobile lease for the car leased by MAB for Mary Anne Costanzo.

         2. Purchase Price and Payment.

         The purchase price (the "Purchase Price") for the Capital Stock shall be $9,000,000.

         The Purchase Price shall be paid as follows:

         (a) $50,000 having heretofore been paid by Buyer as its deposit (the "Deposit"). The Deposit shall continue to be held in escrow by Buyer's counsel, Joshua Gindin ("escrowee"), until the Closing Date. In the event that Buyer does not complete Closing (as hereinafter defined) for any reason, other than a reason permitted in this Agreement, the Deposit shall be released by escrowee to Sellers as Sellers' liquidated damages hereunder.

         (b) $7,950,000 shall be paid at Closing by wire transfer (Federal Funds) or certified or bank cashier's check, at Sellers option.

         (c) $1,000,000 in the form of a convertible note (the "Note"). The Note shall bear interest at the rate of 8% per annum, with monthly payments of interest only during a term of five (5) years. The Note shall be convertible by Sellers, in whole or in part, to stock of Buyer only upon an initial public offering ("IPO") of Buyer's stock, to be convertible at the IPO price, during the term of the Note. The Note shall be in form reasonably satisfactory to Sellers and Buyer. In the event that the Net Worth (as hereinafter defined) is less than the amount required in this Agreement, the principal amount of the Note shall be reduced in an amount equal to the shortfall. (d) Schedule 2(d) sets forth the allocation of the Purchase Price. Sellers and Buyer each agree to respect the allocation set forth in said Schedule for tax purposes and to cause all tax returns and other documents filed with the Internal Revenue Service or any other tax collection agency to be consistent with such allocations.

         (d) Schedule 2(d) sets forth the allocation of the Purchase Price. Sellers and Buyer each agree to respect the allocation set forth in said Schedule for tax purposes and to cause all tax returns and other documents filed with the Internal Revenue Service or any other tax collection agency to be consistent with such allocations.

         3. Representations and Warranties of Sellers. Sellers hereby represent and warrant to Buyer that:

                  3.1 MAB is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Schedule 3.1 sets forth the jurisdictions in which MAB is duly qualified and in good standing as a foreign corporation to do business. MAB has the corporate power to and is authorized to own and lease its properties and to carry on the Business in the places where such properties are now owned, leased or operated or the Business is now conducted.

                  3.2 The authorized capital of MAB, and the issued and outstanding shares of MAB are set forth on Schedule 3.2. All of the issued shares are fully paid for and non-assessable, and are referred to herein as Capital Stock. There are no outstanding options, rights, warrants or agreements to purchase or acquire shares of Capital Stock or securities convertible into Capital Stock.

                  3.3 The Articles of Incorporation of MAB, certified by the Secretary of the State of New York, and the copy of the By-laws of MAB certified as correct by its Secretary, to be delivered to Buyer on or before the Closing Date, are true and complete and they have not been modified, rescinded or repealed.

                  3.4 Sellers are the sole legal and beneficial owners of all of the issued and outstanding shares of Capital Stock, free and clear of all liens, charges, security interests and encumbrances. This Agreement is valid and binding on Sellers in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect relating to creditor's rights and (ii) the discretion of the appropriate court with respect to specific performance, injunctive relief or other forms of equitable remedies ("Enforceability Limitations"), and Sellers have full power to convey clear and marketable title to Capital Stock free of any liens, charges, pledges, security interests, encumbrances or agreements of any nature whatsoever. Sellers have not entered into, nor are they bound by, any agreement or understanding pursuant to which they have agreed to sell Capital Stock, or any portion thereof, or any interest therein, or pursuant to which any third party has any present or future right to acquire Capital Stock or any part thereof or any interest therein.

                  3.5 Set forth on Schedule 3.5 hereto is a true and correct list and description of all client lists, contracts, agreements or understandings pursuant to which MAB has agreed to render services, including, but not limited to collection and related services to its clients, businesses or individuals (collectively, the "Contracts") Such list will include all customers of MAB as of the Closing Date. True and correct copies of the Contracts with MAB's ten (10) largest clients will be delivered to Buyer or its counsel during the Due Diligence Period (as hereinafter defined) and originals thereof at Closing. Each of the Contracts is valid, binding and in full force and effect; and MAB and, to the knowledge of Sellers, each other party thereto has performed in all material respects all of the provisions thereof required to be performed by each and neither MAB nor, to the knowledge of Sellers, any other party thereto is or will with the passage of time, by giving notice or otherwise, be in material default in any respect under the terms thereof. Except as set forth on Schedule
3.5 none of the Contracts will be affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated herein.

                  3.6 Set forth on Schedule 3.6 is a true and complete list as of the date hereof of all computer equipment used in the conduct of the Business including, but not limited to, hardware, software and related items and accessories, of every type (the "Computer Equipment") and the original cost, depreciation and book value of each item of the Computer Equipment. The Computer Equipment listed on Schedule 3.6 consists of items of a quality useable in the ordinary course of business of the Business as presently conducted by MAB, the whole or partial loss of or damage to which is covered by insurance, subject to applicable deductibles and coverage limits.

                  3.6.1 Except as et forth on Schedule 3.6.1, all of the Computer Equipment is owned by MAB free and clear of all liens, encumbrances, security interests, pledges or agreements of any nature whatsoever. To the extent that any of the Computer Equipment is leased or held by MAB pursuant to other arrangements, true and correct copies of all contracts, agreements or other documents regarding such leases or other arrangements will be delivered to counsel to Buyer or to Buyer during the Due Diligence Period and originals thereof at Closing. Each of such contracts, agreements and understandings, is valid, binding and in full force and effect and, to the knowledge of Sellers, is not subject to any pending right of set off or counterclaim; and MAB and, to the knowledge of Sellers, each other party thereto has performed in all material respects all of the provisions thereof required to be performed by each and neither MAB nor, to the knowledge of Sellers, any other party thereto is or will with the passage of time, by giving notice or otherwise, be in material default in any respect under the terms thereof. Except as set forth on Schedule 3.6.1, none of such contracts, agreements or understandings will be affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated herein.

                  3.6.2 During the Due Diligence Period, to the extent not a violation of any license agreement to which MAB is a party, MAB shall make available to Buyer source codes for all of the software used or held for use in the Business in order to permit Buyer to commence preparation of its computer equipment for the transition and transfer of information of the Business to Buyer.

                  3.6.3 Set forth on Schedule 3.6.3 is a true and correct list of all insurance policies, contracts, agreements and understandings regarding the maintenance and repair of and anything else relating to the Computer Equipment. A true and correct copy of each such insurance policies, contract, agreement and understanding will be delivered to counsel to Buyer or to Buyer during the Due Diligence Period and originals thereof at Closing. Each of such contracts, agreements and understandings is in full force and effect and, to the knowledge of Sellers, is not subject to any pending right of set off or counterclaim; and MAB and, to the knowledge of Sellers, each other party thereto has performed in all material respects all of the provisions thereof required to be performed by each. Except as set forth on
Schedule 3.6.3, none of such contracts, agreements or understandings will be affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated herein.

                  3.7 Set forth on Schedule 3.7 is a true and complete list as of the date hereof of all furniture, fixtures, equipment (excluding the Computer Equipment), and all other personal property of every type used or held for use in the Business (the "Personal Property"), together with the original cost, depreciation and book value of each such item of the Personal Property. The Personal Property listed on Schedule 3.7 consists of items of a quality useable in the ordinary course of business of the Business as presently conducted by MAB, the whole or partial loss of or damage to which is covered by insurance subject to applicable deductibles and coverage limits.

         Except as set forth on Schedule 3.7 all of the Personal Property is owned by MAB free and clear of all liens, encumbrances, security interests, pledges or agreements of any nature whatsoever. To the extent that any of the Personal Property is leased or held by MAB pursuant to other arrangements, true and correct copies of all contracts, agreements or other documents regarding such leases or other arrangements as well as written summaries of such oral leases or agreements will be delivered to counsel to Buyer or to

Buyer during the Due Diligence Period and originals thereof at Closing. Each of such contracts, agreements and understandings is valid, binding and in full force and effect and, to the knowledge of Sellers, is not subject to any pending right of set off or counterclaim; and MAB and, to the knowledge of Sellers, each other party thereto has performed in all material respects, all of the provisions thereof required to be performed by each. Except as set forth in
Schedule 3.7, none of such contracts, agreements or understandings will be affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated herein.

                  3.8 Set forth on Schedule 3.8 is a true and correct list of all material contracts, agreements or understandings by and between MAB and any other party thereto and not otherwise set forth on any Schedule to this Agreement. True and correct copies of each such written agreement, as well as written summaries of each such oral agreement will be delivered to counsel to Buyer or to Buyer during the Due Diligence Period and originals thereof at Closing. Each of such contracts, agreements and understandings is valid, binding and in full force and effect and to the knowledge of Sellers, is not subject to any pending right of set off or counterclaim; and MAB and, to the knowledge of Sellers, each other party thereto has performed in all material respects all of the provisions thereof required to be performed by each and neither MAB nor, to the knowledge of Sellers, any other party thereto, is or will with the passage of time, by giving notice or otherwise, be in material default in any respect under the terms thereof. Except as set forth on
Schedule 3.8, none of such contracts, agreements or understandings will be affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated herein.

                  3.9 Attached to Schedule 3.9 is a true and correct copy of all real estate leases between MAB and its respective landlords including, but not limited to its office leases in Buffalo, New York and Englewood, Colorado. Such leases are valid, and enforceable in accordance with their terms, except as may be limited by Enforceability Limitations. To the knowledge of Sellers, the property covered by said leases is in a state of reasonable maintenance and repair. There are no pending actions, claims, proceedings or hearings presently regarding such leases, and MAB has not received notice of any such actions, claims, proceedings or hearings. MAB does not occupy any other office or other space.

                  3.10 MAB does not have any equity or other interest in any entity, corporate or otherwise, or any warrant or option to acquire any such interest.

                  3.11 MAB has delivered to Buyer (i) its audited financial statements for the years 1994 and 1995 (the "Audited Statements") and (ii) its unaudited financial statements dated April 30, 1996 (the "April Statement"); the Audited Statements and the April Statement (collectively the "Statements") (i) are in accordance with the books and records of MAB and (ii) present fairly the combined financial results of operations for the periods indicated. The Statements have been prepared in accordance with generally accepted accounting principals consistently applied, except as set forth therein. The net worth of MAB as of April 30, 1996 and as reflected in the April Statement but after the Authorized Withdrawal (as hereinafter defined) is $1,791,731.18 (the "Net Worth").

                  3.12 All of MAB's accounts receivable arose in the ordinary course of business, are current and collectible (net of allowance for doubtful accounts), and, to the knowledge of Sellers, are not subject to any pending right of set off or counterclaim, and MAB has rendered all services giving rise to each such account receivable.

                  3.13 To the knowledge of Sellers, except as set forth on
Schedule 3.13, MAB has no liability or obligation of any nature, including, without limitation, contingent liabilities, potential liabilities, except the Guaranty Loans (as hereinafter defined), obligations to employees (with respect to vacation, vacation pay and other fringe benefits) other than (i) liabilities and obligations reflected or reserved for in the Statements, (ii) liabilities and obligations disclosed or exempt from disclosure due to its immateriality in this Agreement or (iii) liabilities and obligations incurred between April 30, 1996 and the Closing Date in the ordinary course of its business.

                  3.14 Since April 30, 1996 MAB's business has been operated in the ordinary course and there has not been, except as set forth on Schedule 3.14, and except i8n the ordinary course of business: (i) any material adverse change in the financial condition, results of operations, liabilities or assets including, but not limited to, accounts receivable, of the Business of MAB from that shown on the April Statement of MAB; (ii) any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the properties or business or assets of MAB; (iii) any capital expenditure by MAB exceeding $25,000 (iv) any change in accounting methods or principles (including, without limitation, any change in depreciation or amortization policies or rates used by Sellers or MAB with respect to the Business or any of MAB's assets; (v) revaluation by Sellers or MAB of any of the assets of MAB; (vi) any declaration, setting aside or payment of any dividend or distribution in respect of Capital Stock or any indirect redemption, purchase or other acquisition of any Capital Stock; (vii) any increase in any loan from any party or in the compensation payable or to become payable by MAB to its officers, key employees or agents or any increase in any bonus, insurance, pension or other beneficial plan, payment or arrangements made to, for or with any of such officers, key employees or agents; (viii) any material commitment made or entered into; (ix) sale or transfer of MAB's assets; (x) any amendment or termination of any major contract to which MAB is a party and which relates to or affects the Business or its assets; (xi) waiver or release of any right or claim of MAB relating to or affecting the Business or any of MAB's assets; (xii) mortgage, pledge, grant of a lien, security interest or other encumbrance of any MAB asset;

(xiii) discharge or satisfaction of any lien or encumbrance or payment of any liability or obligation (absolute or contingent) other than current liabilities or the current portion of long term liabilities either shown on the MAB Statements or incurred in the ordinary course of business of the Business since May 1, 1996; and (iv) any other event or condition of any character pertaining to and materially and adversely affecting the assets or the Business of MAB.

                  3.15 All Federal and New York State Corporation Income Tax Returns, Employer's Quarterly Federal Income Tax Return, Employer's General Federal Unemployment Tax Return, of MAB and, to the knowledge of Sellers, any and all other federal and state unemployment insurance returns, state and city personal income tax withholding returns, city corporation income tax returns, business personal property tax returns state and/or city sales tax returns relating to the Business or any of MAB's assets required by law to be filed under the laws of any jurisdiction, domestic or foreign, have been duly and timely filed and correctly set forth the tax position of MAB relating to the Business and MAB's assets, and all taxes, fees or other governmental charges of any nature required to be paid by MAB due for all periods prior to and including December 31, 1995 have been paid or provided for in the Statements of MAB. Complete and correct copies of such returns and reports and a complete and correct list of all other elections, consents, statements and forms filed with any taxing authority by MAB relating to the Business or its assets for its last three (3) fiscal years will be delivered to Buyer by MAB during the Due Diligence Period, and for all prior years, on Buyer's request. Sellers and MAB have no knowledge of any taxes or any assessment of deficiency or additional tax or other governmental charge with respect to MAB relating to the Business or MAB's assets, or any knowledge of any completed, pending or threatened tax audit or investigation with respect to any thereof, by any taxing or other authority. In addition, MAB shall make available to Buyer payroll and earnings records of all employees of MAB.

                  3.16 Schedule 3.16 contains a list of the trade-marks, service marks and trade names (whether registered, common law or registration applied for) owned by MAB or any other persons with respect to the Business and of the assignments, licenses or agreements of any kind relating to such trademarks, service marks or trade names to which MAB is a party and which relate to and/or encumber such trademarks, service marks or trade names. To the extent that any of the trademarks, service marks or trade names are owned by any person other than MAB, there does not exist any restriction or any limitation on such other person's right to transfer any of such trademarks, service marks or trade names to Buyer hereunder. MAB and/or any such other person own such trademarks, service marks and trade names free and clear of all liens, charges, security interests and encumbrances and pay no royalty to anyone relating thereto. To the best of the knowledge of Sellers, MAB owns or possesses all trademarks, service marks and trade names which are necessary for the conduct of the Business as it is presently conducted. Neither Sellers nor MAB has any knowledge of, and neither Sellers nor MAB has received any notice of, any conflict with the asserted rights of with respect to any of such trademarks, service marks, trade names or other intangible property owned by MAB or by any other person related or affiliated to MAB. Upon completion of Closing, Buyer shall, subject to rights of other parties holding rights to the same or similar names in states other than New York and Colorado, have sole and exclusive right to use the name "Management Adjustment Bureau".

                  3.17 Schedule 3.17 describes all material intangible property, other than that set forth on Schedule 3.16 used or held for use in the Business.

                  3.18 Except as disclosed on Schedule 3.18, to the knowledge of Sellers, with respect to the Business, MAB is not in material violation of any statute, law, ordinance, rule, regulation, order, writ, injunction, decree or judgment of any court or other governmental body, department, instrumentality, agency or subdivision; to the knowledge of Sellers, MAB holds and has at all times held all material licenses, permits, authorizations, consents, approvals, orders, registrations and qualifications necessary for the lawful conduct of the Business pursuant to all applicable statutes, laws, ordinances rules and regulations of all governmental bodies, departments, instrumentalities, agencies and subdivisions having, asserting or claiming jurisdiction over MAB or any part of the Business. Schedule 3.18 constitutes a true and complete list of all material licenses, permits, authorizations, consents, approvals, orders, registrations and qualifications related to conduct of the Business held by MAB. Except as set forth on Schedule 3.18, the execution, delivery and performance of this Agreement by Sellers and MAB will not conflict with, constitute a default under, permit any party to accelerate any right under, require consent, approval or waiver by any party under, or result in the creation of any lien upon any of the properties or assets of MAB pursuant to the certificate of incorporation or by-laws of MAB or any indenture, mortgage, lease, agreement or other instrument to which MAB is a party or by which any of its properties or assets may be bound (except that consent may be required under certain of the agreements, leases or under certain business licenses), or any statute, law, ordinance, rule or regulation, or any order, writ, injunction, decree or judgment now in effect of any court or other governmental body, department, instrumentality, agency or subdivision having asserting or claiming jurisdiction.

                  3.19 Except as set forth on Schedule 3.19, the assets of MAB, generally or as specifically referred to herein, on the Closing Date (collectively referred to herein as the "Assets") will constitute all the assets, property, property rights and contractual rights which MAB has found necessary to conduct the Business as presently being conducted by MAB. Except as set forth on Schedule 3.19, MAB has good and marketable title to the Assets free and clear of all claims, liens, charges, security interests and encumbrances.

                  3.20 Except as disclosed on Schedule 3.20, provided for or specifically set forth in this Agreement, the other Schedules hereto or the Statements of MAB, MAB is not obligated for, nor are any of the Assets subject to, any material liabilities or adverse obligations, absolute or contingent, asserted or unasserted.

                  3.21 Except as set forth on Schedule 3.21, MAB is not indebted to Sellers or to any of its officers, directors or employees, other then Mary Anne Costanzo as disclosed in this Agreement, (or to members of their immediate families) or to any of their affiliates in any amount whatsoever.

                  3.22 Schedule 3.22 sets forth a brief description of all employment and labor union contracts, executive employment contracts, executive compensation agreements, agency agreements, consulting agreements, management agreements, bonus or profit sharing plans, group insurance or other employee benefit plans of MAB. Each of such contracts, agreements, understandings and commitments is valid and binding in accordance with its terms except as may be limited by Enforceability Limitations and is in full force and effect and, to the knowledge of Sellers, is not subject to any pending right of set off or counterclaim; and MAB and, to the knowledge of Sellers, each other party thereto has performed in all material respect, all obligations required to be performed thereunder by each, and neither MAB nor, to the knowledge of Sellers, any other party thereto is or will with the passage of time, by giving notice, or otherwise, be default in any material respect under the terms thereof. True and correct copies of each of such contracts, agreements or understandings will be delivered to counsel to Buyer or to Buyer during the Due Diligence Period and originals thereof at Closing.

                  3.23 Schedule 3.23 contains a brief description of all claims, litigation, arbitration, legal or other proceedings in which MAB or any of its officers, directors, or employees is now engaged or threatened in connection with the Business and the affairs, properties or the Assets of MAB;

                  3.24 Schedule 3.24 is a true and correct copy of all insurance policies in force and effect in respect of the Business, properties, or the Assets of MAB.

                  3.25 Schedule 3.25 is a true and complete list as the date hereof of: (i) all banks, trust companies and savings and loan associations in which MAB maintains an account or safe deposit vault and (ii) the names of all persons authorized to draw thereon.

                  3.26 With respect to any contract, agreement, plan or arrangement which is an Employee Benefit Plan as described by Section 3(3) of the Employee Retirement Income Security Act of 1974 as amended ("ERISA"), maintained by MAB or to which MAB contributes:

                  3.26.1 As to each such plan which is a "Pension Plan" within the meaning of ERISA Section 3(2), each such Pension Plan is qualified under
Section 401(a) of the Internal Revenue Code of 1986 as amended, and complies in all material respects with ERISA; no such pension plan has an "accumulated funding deficiency" as defined in Section 302(a) (2) of ERISA; no "reportable event", within the meaning of 4043(b) of ERISA, has occurred with respect to any such pension plan; no such plan is presently engaged in any non-exempt "prohibited transactions" within the meaning of 4975 (c) of the Internal Revenue Code of 1986 as amended; and all contributions required to be made by MAB shall have been made or accrued for in the full amount required pursuant to the terms of each such plan or any other contract or agreement requiring contributions thereto.

                  3.26.2 As to all such Employee Benefit Plans, all disclosures to participants in such plans, and all filings respecting such plans required by ERISA to have been provided or filed have been so provided or filed; and such plans have been administered in accordance with their terms.

                  3.26.3 MAB is not a party to or bound by any multi-employer pension plan or multi-employer profit sharing plan.

                  3.27 Schedule 3.27 sets forth the names of the officers, directors and other key personnel of MAB

                  3.28 References on any Schedule or to any document, instrument, contract or agreement which Sellers or MAB shall not have provided to Buyer a copy of or, if oral a written summary thereof, shall not be deemed for any purposes of this Agreement to be a disclosure of any term, provision or statement of fact of, or relating to, such document, instrument, contract or agreement unless and until a copy of such document, instrument, contract or agreement has been provided to Buyer.

                  3.29 No representations or warranties made by Sellers in this Agreement or in any final financial document, written certificate or Schedule prepared by Sellers or MAB to be furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading.

                  3.30 The representations and warranties of Sellers and MAB herein contained shall be true on and as of the Closing Date with the same force and effect as if made on and as of that date, except to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms of this Agreement. The foregoing representations and warranties shall survive the consummation on the Closing Date of the transactions contemplated by this Agreement for a period of eighteen (18) months following the Closing Date.

         4. Representations, Warranties and Obligations of Buyer. Buyer represents and warrants to Sellers that:

                  4.1 Buyer is a corporation duly organized and in good standing under the laws of the Commonwealth of Pennsylvania and has full power to execute and deliver this Agreement and the agreements to be executed and delivered in connection with this Agreement (including, without limitation, the Note) and to consummate the transactions contemplated herein and therein. This

Agreement and the agreements to be executed and delivered in connection with this Agreement (including, without limitation, the Note) have been duly authorized, executed and delivered by Buyer and constitute legal, valid and binding obligations of Buyer enforceable, in accordance with its and their terms. Copies of the resolutions of the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the agreements to be executed and delivered in connection with this Agreement (including, without limitation, the Note) will be delivered to Sellers upon the execution and delivery of this Agreement.

                  4.2 The execution, delivery and performance of this Agreement and the agreements to be executed and delivered in connection with this Agreement (including, without limitation, the Note) by Buyer will not materially conflict with, constitute a default under, require consent, approval or waiver by any other party under, or result in the creation of any lien upon any of the properties or assets of Buyer pursuant to the certificate of incorporation, other charter document or by-law of Buyer or any indenture, mortgage, lease, agreement or other instrument to which Buyer is a party or by which any of its properties or assets may be bound, or any statute, law, ordinance, rule or regulation, or any order, writ, injunction, decree or judgment now in effect of any court or other governmental body, department, instrumentality, agency or subdivision having, asserting or claiming jurisdiction. Buyer is not aware of any fact which could prevent Buyer from concluding its purchase of Capital Stock or its payment therefor as described in Section 1.

                  4.3 No representations or warranties made by Buyer in this Agreement or in any written document prepared by Buyer and furnished to Sellers pursuant hereto, or in connection with the transaction contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading.

                  4.4 The representations and warranties of Buyer herein contained shall be true on the Closing Date with the same force and effect as if made on and as of that date. The foregoing representations and warranties shall survive the consummation on the Closing Date of the transactions contemplated by this Agreement for a period of eighteen (18) months following the Closing Date.

                  4.5 On or before July 31, 1996 Buyer shall furnish Sellers with written evidence of Buyer having obtained financing, in an amount not less than $8,000,000, in order to complete the transaction contemplated hereunder. In the event that Buyer is unable to obtain such financing, Buyer or Sellers may terminate this Agreement in writing without any recourse to the other and the Deposit shall be returned to Buyer.

         5. Access, Information and Documents.

                  5.1 For a period of thirty (30) days following the execution and delivery of this Agreement by Sellers and MAB to Buyer (the "Due Diligence Period"), Buyer may, through its representatives, accountants and attorneys make such investigation of the properties and of the financial and legal condition of MAB as it may deem necessary or advisable. Sellers will cause MAB to make available to such persons all books, records and other data as Buyer may reasonably request. During the Due Diligence Period Buyer may terminate this Agreement in writing for any reason whatsoever, in its sole discretion, without any liability to Sellers. Upon such termination escrowee shall return the Deposit to Buyer.

                  5.2 Craig Costanzo will cooperate with Buyer at its request and expense, subject to Buyer's prior approval, on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes relating to adjustment of federal income and other taxes of MAB for all periods prior to the Closing Date and in connection with any other actions, proceedings, arrangements or disputes involving MAB or based upon or arising out of any of its contracts, assets commitments, acts or omissions which were in effect or occurred on or prior to the Closing Date. Craig Costanzo shall have the right to participate in any such proceedings and, if he so chooses, to assume and control the defense of such proceedings at his sole expense.

         6. Closing Date. "Closing" referred to in this Agreement shall be at 10:00 a.m., on September 5, 1996. Closing shall be at the offices of Buyer's counsel, Joshua Gindin, Esquire. The effective date of Closing shall be September 1, 1996. In the event that Buyer is in the process of an IPO on the Closing Date, Buyer shall, in its sole discretion, have the right to postpone

Closing for up to thirty (30) days.

         7. Covenants of Sellers. Sellers covenant and agree that, without the prior written consent of Buyer first having been obtained, from the date hereof to the Closing Date:

                  7.1 MAB will not:

                  7.1.1 Take any action or step or engage in any transaction or incur any liability or obligation (absolute or contingent) except in the ordinary course of business and consistent with current practices and procedures of MAB.

                  7.1.2 Increase the annual rate of compensation payable or to become payable to any officer or employee; make any advances, loans, pensions, severance pay, death benefits, distributions (Sub "S" bonus, special or out of its ordinary practice) or other payment or arrangement with respect to any present or former shareholder, officer, director or employee; or voluntarily make any material balance sheet changes to the April Statement or the Net Worth, except in the ordinary course of business and consistent with current practices and procedures of MAB. The foregoing notwithstanding, Sellers shall be permitted to withdraw up to $241,924 for previously taxed income from MAB (the "Authorized Withdrawal") prior to Closing, and at Closing, an existing debt of MAB to Mary Anne Costanzo, in the amount of $400,000, shall be repaid without any reduction of the Purchase Price.

                  7.1.3 Amend its corporate charter or by-laws or any agreement listed on any Schedule hereto except in the ordinary course of business and consistent with current practices and procedures of MAB.

                  7.1.4 Do any act, or omit to do any act, or permit any act or omission to act which will cause a breach or default of any right, contract, commitment or obligation of MAB.

                  7.1.5 Issue, sell, retire or redeem any shares of Capital Stock or grant any option, warrant or right to any person, firm or corporation to purchase or otherwise acquire any Capital Stock or any interest therein.

                  7.1.6 Make or declare any dividend, distribution or payment in respect of its Capital Stock.

                  7.1.7 Amend, modify or change the Contracts, leases, client agreements, vendor agreements or any other obligation, contract or agreement by which it is bound and obligated, including, but not limited to any payment terms thereunder except for any non-material amendments or modifications in the ordinary course of business consistent with current practices and procedures of MAB.

                  7.1.8 Make any changes in or to the Assets, the Personal Property and the Computer Equipment.

                  7.2 MAB will:

                  7.2.1 Maintain all contracts, agreements and understandings listed on all Schedules hereto including, but not limited to the Contracts, in good standing and shall not by any act or omission to act, except as MAB reasonably determines is in the best interest of the Business, surrender, modify adversely, forfeit or fail to comply with the conditions of or renew the regular terms of any of them or cause or give reason to any other party thereto to institute any proceedings for the cancellation or modification thereof.

                  7.2.2 Maintain the Assets, the Personal Property and the Computer Equipment in good working order and repair and maintain and pay all premiums under all insurance policies relating thereto.

                  7.2.3 Use its best efforts to preserve its business organization intact, to keep available to Buyer the services of its present employees, and to preserve for Buyer the present goodwill and advantageous relationships of MAB with all persons or entities having business dealings with MAB.

                  7.2.4 Maintain its books, accounts and records in the usual, regular and ordinary manner and on a basis consistent with prior years.

         8. Covenants of Craig Costanzo and Mary Anne Costanzo.

                  8.1 Craig Costanzo, Chief Executive Officer of MAB and his wife, Mary Anne Costanzo, an employee of MAB, acknowledge that the Business of MAB is national in character and that it is presently conducted throughout the United States and that Buyer intends after the Closing Date to continue to conduct the Business throughout the United States. In order that Buyer may have and enjoy the full benefit of ownership of Capital Stock and the assets of MAB, including the good will of the Business, Craig Costanzo and Mary Anne Costanzo, in consideration of an allocated portion of the

Purchase Price being paid to them, covenant and agree with and for the benefit of Buyer, its successors and assigns and its affiliates, that they shall not, for a period of five (5) years from the Closing Date (the "Covenant Term"), and so long as Buyer is not in default of the Note, directly or indirectly, and no person, corporation, firm, partnership or other entity related to them and over which they exercise control (whether as a stockholder, affiliate, holder of debt or equity securities, consultant, partner or otherwise) or with which they are affiliated, anywhere in the United States, conduct business involving or connected with the business engaged in by MAB including, without limitation an accounts collection business or any business related thereto or any other business in which MAB is engaged as of the Closing Date; or any business competitive with any of the foregoing. For purposes of this Section 8 each of the following activities, without limitation, shall be deemed to constitute conducting business: to engage in, work with, have an interest in (other than interests of less than 5% in companies with securities traded either on the New York Stock Exchange or the American Stock Exchange or traded over-the-counter and quoted on NASDAQ), advise, manage, operate, lend money to (other than interests of less than 5% in companies with securities traded either on the New York Stock Exchange or the American Stock Exchange or traded over-the-counter and quoted on NASDAQ), guarantee the debts or obligations of, or permit one's name or any part thereof to be used in connection with an enterprise or endeavor, either individually, in partnership or in conjunction with any person or persons firm, association, company or corporation, whether as principal, director, agent, shareholder, partner, employee, consultant or in any other manner whatsoever. The foregoing shall not be construed as a prohibition on Craig Costanzo's ability to teach for or participate in American Collectors' Association activities.

                  8.2 Craig Costanzo and Mary Anne Costanzo covenant and agree that, during the Covenant Term and for a period of two (2) years thereafter (after which time the restrictions in this Section 8.2 shall not apply), and so long as Buyer is not in default of the Note, they will not directly or indirectly, and no person corporation, firm, partnership or other entity related to them and over which they exercise control (whether as a stockholder, affiliate, holder of debt or equity securities, consultant, partner or otherwise) or with which they are affiliated will (a) enter into any agreement or understanding, written or oral, relating to the services of any person who is known or should be known to be then employed or to have been employed within the preceding one (1) year, by MAB and/or Buyer, or (b) solicit the business of, enter into any written or oral agreement with or otherwise deal with any customers of MAB and/or Buyer who were such at any time during the Covenant Term, except on behalf of businesses in which such party would then be permitted to engage directly without violating subsection 8.1 hereof.

                  8.3 The scope and effect of the covenants contained in this Section 8 shall be as broad as may be permitted pursuant to the provisions of applicable law. To the extent that the language of said covenants may restrict competition in a larger area or for a longer time, or both, than permitted-by applicable law, that portion thereof shall be ineffective, but the provisions of said covenants shall nevertheless remain effective with respect to the largest area and for the longest period of time as shall be permitted by applicable law.

                  8.4 Section 8 shall be governed by and construed in accordance with the law of the Commonwealth of Pennsylvania applicable to contracts as though this Agreement was entered into and is entirely to be performed in the Commonwealth of Pennsylvania.

                  8.5 The parties acknowledge and agree that the extent of damages to Buyer in the event of a breach by Craig Costanzo and Mary Anne Costanzo of the covenants and agreements contained in Section 8 would be impossible to ascertain and that there is and will be available to Buyer no adequate monetary damages or other remedy at law to compensate it in the event of any such breach; consequently, Craig Costanzo and Mary Anne Costanzo agree that in the event of a breach of any such covenant, in addition to any other relief to which Buyer is or may be entitled, Buyer shall be entitled to enforce any or all of such covenants by injunctive or other equitable relief, including the remedy of specific performance, ordered by any court of competent jurisdiction.

         9. Conditions Precedent to Buyer's Obligation to Close. The obligation of Buyer to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

                  9.1 The representations and warranties of Sellers contained in this Agreement or in any Schedule annexed to this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms of this Agreement, and Sellers and MAB shall deliver to Buyer a certificate to that effect on the Closing Date.

                  9.2 Sellers and MAB shall have duly performed all obligations, covenants and agreements undertaken by them herein and complied with all terms and conditions applicable to them, respectively, hereunder to be performed and complied with at or prior to the Closing Date.

                  9.3 MAB, at its expense, shall furnish to Buyer a favorable opinion of its counsel, addressed to Buyer, dated as of the Closing Date, to the effect that:

                  9.3.1 This Agreement has been duly executed and delivered by Sellers and is enforceable against Sellers in accordance with its terms.

                  9.3.2 MAB is a corporation duly organized and in good standing under the laws of the State of New York and is duly qualified to do business in the jurisdictions set forth on Schedule 3.1.

                  9.3.3 The authorized capital of MAB is as set forth in Section
3.2 hereof and Sellers own all Capital Stock of record and that Capital Stock has been validly issued and is fully paid and non-assessable.

                  9.3.4 The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not violate any provision of MAB's Articles of Incorporation or By-laws.

                  9.3.5 To the knowledge of such counsel, there is no litigation, arbitration, legal or other proceeding in which MAB or any of its officers or directors is now engaged or threatened which would affect its ability to complete this transaction.

                  9.4 The Contracts and any other business contacts, agreements, understandings and the Assets of MAB shall not be adversely affected in any material way by the execution of this Agreement and the consummation of the transactions contemplated hereby.


                  9.5 There shall have been delivered to Buyer at or prior to the Closing Date: (i) certificates of good standing with respect to MAB issued by the Secretary of the State of New York and any other state in which MAB is qualified to do business; and (ii) the documents required to be delivered pursuant to the provisions of Sections 3.3, 3.6.2, 3.8, 3.9, 3.11, 3.15, 3.22 and 3.24.

                  9.6 There shall be no effective injunction or restraining order of any nature issued by any court of competent jurisdiction which shall direct that this Agreement or the transactions contemplated herein not be consummated.

                  9.7 MAB shall have delivered to Buyer all of its corporate books and records, including, without limitation, stock certificate and ledger books, minute books, corporate seal, contracts, agreements, leases and insurance policies.

                  9.8 The resignations, dated the Closing Date, of all of the officers and directors of MAB shall have been delivered to Buyer.

                  9.9 Michael Noah shall have entered into an employment agreement (the "Employment Agreement") with Buyer. The Employment Agreement shall have a term of five (5) years and shall have terms and conditions similar to his employment agreement with MAB. The Employment Agreement shall be in form reasonably satisfactory to Buyer and Michael Noah.

                  9.10 MAB shall deliver to Buyer, at Closing, "reviewed" financial statements for the months of January through and including June, 1996.

                  9.11 MAB shall deliver its written certification to Buyer, certifying and warranting that, except as disclosed on the Statements and the statement required at 9.10 above, (i) all payments due to clients and vendors of the Business as of the Closing Date have been remitted to such clients and vendors except in the ordinary course of business; (ii) all clients of the Business have been paid in full and are not owed any money as of the Closing Date except in the ordinary course of business; and (iii) to its knowledge, all liabilities of MAB, including potential liabilities of MAB regarding Texas and Colorado Guaranty Student Loans (the "Guaranty Loans"), have been disclosed to Buyer.

                  9.12 A general release of all claims Sellers may have up to the Closing Date against MAB and its directors, officers, agents and employees, in form and substance satisfactory to Buyer's counsel.

                  9.13 MAB, at MAB's cost, shall obtain and deliver to Buyer, at least ten (10) days prior to the Closing Date, Uniform Commercial Code searches from each state and county that MAB has an office, confirming that except as has been previously disclosed to Buyer, MAB's property, including the Personal Property, the Computer Equipment and the Assets are free and clear of all liens and encumbrances.

                  9.14 All bank documentation necessary to transfer control over all bank accounts and safety deposit boxes of MAB to a named representative of Buyer.


         10. Conditions Precedent to Seller's Obligation to Close. The obligation of Sellers to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

                  10.1 The representations and warranties of Buyer contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and Buyer shall deliver to Seller a certificate to that effect on the Closing Date.

                  10.2 Buyer shall have duly performed all obligations, covenants and agreements undertaken by it herein and complied with all terms and conditions applicable to it, hereunder to be performed and complied with at or prior to the Closing Date.

                  10.3 Buyer, at its expense, shall furnish to Sellers a favorable opinion of its counsel, addressed to Sellers, dated as of the Closing Date, to the effect that:

                  10.3.1 This Agreement and the agreements to be executed and delivered by Buyer in connection with this Agreement have been duly authorized by the Directors of Buyer and are duly and properly executed by its officers and are a valid and enforceable against Buyer in accordance with their terms.

                  10.3.2 Buyer is a corporation duly organized and in good standing under the laws of the Commonwealth of Pennsylvania.

                  10.3.3 The execution and delivery of this Agreement and the agreements to be executed and delivered in connection with this Agreement (including, without limitation, the Note) and the consummation of the transactions contemplated hereby do not violate any provision of Buyer's Articles of Incorporation or By-laws or any agreement or other restriction to which Buyer is a party or by which it is bound.

                  10.3.4 To the knowledge of such counsel, there is no litigation, arbitration, legal or other proceeding in which Buyer or any of its officers or directors is now engaged or threatened which would affect its ability to complete this transaction.

                  10.4 There shall be no effective injunction or restraining order of any nature issued by any court of competent jurisdiction which shall direct that this Agreement or the transactions contemplated herein not be consummated.


         11. Indemnifications.

                  11.1 Sellers' Indemnification of Buyer. At all times after the Closing Date, Sellers shall indemnify Buyer and its successors and assigns, and hold each such person or entity harmless from and against any and all losses, costs, expenses, liabilities, claims, demands, damages, settlements, and judgments of every nature (including the defense or investigation thereof and reasonable attorneys' fees incurred) ("Losses") resulting from or arising out of or in connection with: (a) the inaccuracy of any warranty or representation made by Sellers and MAB pursuant to this Agreement provided, however, that Sellers shall have no liability under this Section 11.1(a) until the aggregate Losses under this Section 11.1(a) exceed, and only to the extent in excess of, $100,000; (b) the non-performance, partial or total, of any covenant of Sellers or MAB hereunder or under any agreement contract or understanding entered into by MAB and referred to herein including, but not limited to those referred to in Sections 3.5, 3.6.2 and 3.22,; and (c) any and all federal and state income and all other tax liabilities, including all disallowed deductions or expenses taken in connection with the Business and for any other taxes which may become due in connection with the change of any law affecting filings prior to the effective date of Closing. Without limiting the foregoing, it is expressly agreed that diminution in the value of Capital Stock by reason of any of the foregoing shall be deemed a Loss for purposes of this indemnification. Sellers may assume the defense of any such matter provided that Buyer may be represented by its own counsel, selected by Buyer, at Buyer's expense.

                  11.2 Buyer's Indemnification of Sellers. At all times after the date hereof, Buyer shall indemnify Sellers, their heirs successor and assigns, and hold each such person harmless from and against any and all losses, costs, expenses, liabilities, claims, demands, damages, settlements and judgments of every nature (including the defense or investigation thereof and reasonable attorneys' fees incurred) resulting from or arising out of or in connection with: (a) the inaccuracy of any warranty or representation made by Buyer pursuant to this Agreement; (b) the non-performance, partial or total, of any covenant of Buyer in this Agreement, and the agreements to be executed and delivered by Buyer in connection with this Agreement (including, without limitation, the Note); and (c) operation of the Business and/or the use of the Assets after the Closing Date. Buyer may assume the defense of any such matters provided that Sellers may be represented by their own counsel, selected by Sellers, at Sellers' expense.

                  11.3 Buyer's rights under this Agreement with respect to the representations, warranties, indemnification provisions and other covenants by Sellers, shall be limited to enforcement (but not to recoverable damages) of the provisions of this Section 11.

         12. Agreements of Sellers and Buyer to be Performed After the Closing Date. Sellers and Buyer agree that after the Closing Date hereunder:

                  12.1 From time to time, upon request of the other, each will execute and deliver such additional instruments of transfer, assignment and further assurance and do such other things as are necessary or desirable to consummate the transactions contemplated hereby.

                  12.2 Each will fully cooperate with the other in the defense of any claim for tax or otherwise, arising from facts occurring prior to or after the Closing Date. Sellers shall be responsible for the preparation of tax returns for all periods ending on or prior to the Closing Date and shall be entitled to any refunds attributable to taxes paid for such periods and shall be obligated for payment of any amounts due thereunder.

                  12.3 Sellers shall deliver to Buyer, within sixty (60) days following Closing, an "audited" final financial statement for the applicable months of 1996 (January through and including the month of Closing) prepared by Brock, Schechter & Polakoff, LLP. Except as herein provided, the final financial statement shall reflect a net worth of the Business of not less than the Net Worth.

         13. Brokers. Each party represents to the other that such party has not employed or retained any broker or finder in connection with the transactions contemplated herein except M. Kaulkin & Associates, Inc. (the "Broker"). Sellers shall be responsible for payment of the commission due the Broker. Buyer agrees to provide such assistance as Sellers may request from time-to-time in negotiating the commission due the Broker.

         14. Miscellaneous.

                  14.1 This Agreement and the confidentiality agreements signed by the parties or their respective agents or representatives constitute the entire understanding and agreement between the parties hereto with respect to the transaction contemplated herein and supersedes all prior or contemporaneous agreements with respect to such subject matter, including, without limitation, the Letter of Intent dated June 19, 1996. This Agreement may be modified or amended only in writing signed by each of the parties hereto.

                  14.2 Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered in person or sent by Certified Mail, Return Receipt Requested, postage prepaid, or by facsimile, or delivered by overnight delivery service, to the party to receive such notice addressed as follows:


                  If to Buyer:                       1740 Walton Road
                                                     Blue Bell, PA  19422

                  With copy to:                      Joshua Gindin, Esquire
                                                     1700 Two Logan Square
                                                     18th & Arch Streets
                                                     Philadelphia, PA  19103

                  If to Sellers:                     331 Wellingwood Drive
                                                     East Amherst, NY  14051


                  With copy to:                      Harry G. Meyer, Esquire
                                                     1800 One M & T Plaza
                                                     Buffalo, NY  14203


or to such other address as either party shall by notice give to the other.

                  14.3 This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts entered into entirely to be performed in the Commonwealth of Pennsylvania.

                  14.4 No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every remedy give hereunder or now or hereafter existing, at law or inequity by statute or otherwise. The election of any one or more remedies by either party shall not constitute a waiver of the right to pursue other available remedies.

                  14.5 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

                  14.6 This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  14.7 The parties hereto agree that this Agreement may be executed and delivered via facsimile with original documents being executed and delivered subsequently.

                  14.8 Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

                  14.9 If any provision of this Agreement is held to be unenforceable for any reason it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

                  14.10 In order to expedite the execution of this Agreement, the parties agree to sign this Agreement without all Schedules required herein being completed and attached. The Schedules shall be completed and attached to this Agreement on or before the end of the Due Diligence Period.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


Attest:                                         BUYER:

                                                NCO FINANCIAL SYSTEMS, INC.



________________________[SEAL]                  By: /s/ Bernard Miller
                                                    ---------------------------
                                                    Bernie Miller
                                                    Senior Vice President

Witness:                                SELLERS:



                                        /s/ Craig Costanzo
- ---------------------------             -------------------------------
                                        Craig Costanzo



                                        /s/ Andrew J. Boyuka, Trustee
- ----------------------------            --------------------------------
                                        Andrew J. Boyuka,
                                        Trustee of the
                                        Susan E. Costanzo Grantor Trust


                                        /s/ Andrew J. Boyuka, Trustee
- ----------------------------            --------------------------------
                                        Andrew J. Boyuka,
                                        Trustee of the
                                        Christopher A. Costanzo Grantor Trust


Witness:


                                        /s/ Mary Anne Costanzo
- -----------------------------           --------------------------------
                                        Mary Anne Costanzo